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                                                                      EXHIBIT 21



Name of Subsidiary:             Broomfield Industrial Painting, Inc.
State of Incorporation:         Colorado


Name of Subsidiary:             Decorative & Coating Systems, Inc.
State of Incorporation:         Colorado


Name of Subsidiary:             Screen Tech Graphics, Inc.
State of Incorporation:         Colorado